Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We consent to the incorporation by reference in Registration Statement No. 333-60126 on Form S-8 of our report relating to the consolidated financial statements of W Holding Company, Inc. dated April 13, 2006 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the restatement of the 2004 and 2003 consolidated financial statements), and our report relating to management’s report on the effectiveness of internal control over financial reporting dated April 13, 2006, appearing in the Annual Report on Form 10-K of W Holding Company, Inc. for the year ended December 31, 2005.
/s/ Deloitte & Touche LLP
San Juan, Puerto Rico
April 24, 2006
Stamp No. 2121713
affixed to original.